WESTWAY GROUP, INC. ANNOUNCES EXTENSION AND

EXPANSION OF CREDIT FACILITY

NEW ORLEANS, July 6, 2011-Westway Group, Inc. ("Westway" or the "Company") (NASDAQ: WWAY) today announced that the Company and its bank syndicate extended the maturity date and amended certain key terms of the Company's existing $200 million credit facility. The modifications included, among other items, the extension of the maturity date to July 6, 2015, the reduction of the interest rate and commitment fees payable, the relaxation of certain key financial covenants, and the provision of an additional $50 million accordion feature to the current facility.

The facility is being provided by an eight-bank syndicate led by JP Morgan Chase Bank, N.A. and arranged by JP Morgan Securities LLC. In addition to JP Morgan Chase Bank, N.A., the syndicate consists of Regions Bank, Capital One, N.A., BBVA Compass Bank, Rabobank Nederland, Suntrust Bank, Whitney National Bank, and CoBank ACB.

Jim Jenkins, CEO, stated, "We are immensely pleased with the support of our syndicate of quality banks having the global capacity to service our current operations and our growth plans for the future. In addition to increasing the available funding for future growth of the Company, this amendment provides the additional benefit of an immediate reduction in our cost of current funding. Access to additional credit under the accordion feature and the amended terms of the facility allow us additional flexibility in implementing our strategy for growth and the achievement of long-term value for our shareholders."

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of the federal securities laws.  We have based our forward-looking statements on our current expectations and projections about the future.  Important factors that might cause our actual results to differ materially from our forward-looking statements include, but are not limited to, the demand for our bulk liquid storage services and our liquid feed supplements, our ability to control our costs of services and production, and other risk factors described in our Form 10-K filed March 31, 2011 and our Form 10-Q filed May 16, 2011.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245.